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                                                                     Exhibit 5.1
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                           Locke Liddell & Sapp LLP
                            Attorneys & Counselors

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
2200 Ross Avenue                                                    (214) 740-8000

Suite 2200                                                     Fax: (214) 740-8800

Dallas, Texas 75201-6776   Austin.Dallas.Houston.New Orleans   www.lockeliddell.com
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                               December 14, 2000


Insynq, Inc.
1101 Broadway Place
Tacoma, Washington  98402

Ladies and Gentlemen:

     We have acted as special counsel to Insynq, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 16,884,796 shares of common stock, par value $.001 per share, of the Company (the "Common Shares"), that have been, or will be, issued pursuant to certain warrant agreements, option agreements and/or rights to conversion.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company's Certificate of Incorporation, the Company's Bylaws and the documents related to the transactions noted above. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information or the Company or its representatives or officers.

     Based upon the foregoing, we are of the opinion that the Common Shares that have been issued by the Company, and paid for in accordance with the terms of the appropriate documents related to the transactions noted above, have been validly issued, are fully paid and non-assessable, and that the Common Stock to be issued by the Company upon the exercise of warrants, and options, and upon the exercise of conversion rights, as applicable, when paid for in accordance with the terms of the appropriate documents related to the transactions noted above, will be validly issued, fully paid and non-assessable.

     We are expressing the opinions above as members of the Bar of the State of Texas and we express no opinion as to any laws other than the laws of the State of Texas and, to the extent relevant to the opinion herein, the General Corporation Law of the State of Delaware and the federal securities law. You should be aware that we are not admitted to practice in the State of Delaware, and any opinion herein as to the laws of such State is based solely on the most recent unofficial compilation of the corporate statutes of the State of Delaware available to us.
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     We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of this Registration Statement.

                                             Very truly yours,

                                             LOCKE LIDDELL & SAPP LLP
                                               /s/ Stephen L. Sapp
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                                             Stephen L. Sapp